Exhibit 99.1

Capnia, Inc. Announces Pricing of Initial Public Offering

REDWOOD CITY, Calif., Nov. 13, 2014 — Capnia, Inc. (NASDAQ: CAPN) announced today the pricing of its initial public offering of 1,650,000 units, each unit consisting of one share of common stock, one Series A warrant to purchase one share of common stock and one Series B warrant to purchase one share of common stock, at a price to the public of $6.50 per unit. The units will immediately and automatically separate upon issuance, and each of the common stock and Series A warrants are expected to begin trading separately today, under the symbols “CAPN” and “CAPNW,” respectively. The Company intends to use the net proceeds from this offering to fund the planned commercial launch of CoSense, and related costs, and the balance to fund working capital, capital expenditures, and other corporate purposes.

Each Series A warrant is immediately exercisable for one share of common stock at an exercise price of $6.50 per share and will expire on November 12, 2019 and each Series B warrant is immediately exercisable at an exercise price of $6.50 per share and will expire on February 12, 2016.

Capnia has granted the underwriters the right to purchase up to an additional 247,500 shares of common stock at a price of $6.49 per share and/or 247,500 additional Series A warrants at a price of $0.005 per Series A warrant and/or 247,500 additional Series B warrants at a price of $0.005 per Series B warrant less, in each case, the underwriting discount, within 45 days from the date of this prospectus to cover over-allotments, if any.

Maxim Group LLC is acting as sole book-running manager and Dawson James Securities, Inc. is acting as a co-manager for the offering.

A registration statement on Form S-1 relating to these securities was declared effective by the Securities and Exchange Commission on November 12, 2014. Any offer or sale will be made only by means of a written prospectus forming part of the effective registration statement. Copies of the final prospectus relating to the offering may be obtained from: Maxim Group LLC, 405 Lexington Ave., 2nd Floor, New York, NY, 10174; by telephone at (800) 724-0761. Copies of the final prospectus relating to the offering may also be obtained at the on the Securities and Exchange Commission’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

About Capnia

Capnia, Inc., headquartered in Redwood City, California, develops diagnostics based on its proprietary Sensalyze™ technology for precision metering of gas flow. Capnia’s lead product is CoSense, which aids in the diagnosis of hemolysis, a dangerous condition in which red blood cells degrade rapidly.

Capnia Contact:

Antoun Nabhan

Vice President, Corporate Development

Capnia, Inc.

(650) 353-5091

anabhan@capnia.com

Investor Relations Contact:

David Pitts

Argot Partners

212-600-1902

david@argotpartners.com